090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

776-684-7138

Filed in the Office of	Business Number E0814002005-3
Barbara K. Cegavske	Filing Number 20170334309-62
Secretary of State State Of Nevada	Filed On 08/03/2017
	Number of Pages 2

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

SMART HOLDINGS, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article I: change of corporate name to SSTARTRADE TECH, INC.

1-for-10 reverse split of 995,098,061 common shares

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 87.4%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature], Attorney

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDMENT TO
the
ARTICLES *of* INCORPORATION
of
SMART HOLDINGS, INC.

I, BRUNO HORN, Chief Executive Officer of SMART HOLDINGS, INC., a Nevada corporation (the "Corporation"), do hereby certify that (a) the Board of Directors of the Corporation, by Consent of Sole Director dated August 3, 2017 adopted Resolutions subject to stockholder approval to amend the Articles of Incorporation of the Corporation, as amended, pursuant to Section 78.315 of the Nevada Revised Statutes; (b) the Amended Articles of Incorporation were duly and properly adopted in accordance with Section 78.320 of the Nevada Revised Statutes, by written consent of the majority shareholder owning 869,596,180 of the Corporation's 995,098,061 issued and outstanding common shares, $.0001 par value (87.4%), there being no Preferred Shares currently issued or outstanding; and (c) set forth below is the text of the Amendment to the Articles of Incorporation of the Corporation, as amended to the date of this Certificate:

ARTICLE I
NAME

The name of the Corporation is: **SSTARTRADE TECH, INC.**

And I do further certify that the Board of Directors of the Corporation, by Consent of Sole Director, and by written consent of the majority shareholder owning 869,596, 180 of the Corporation's 995,098,061 common shares, $.0001 par value (87.4%), there being no Preferred Shares currently issued or outstanding, approved a one-for-ten (1-for-10) reverse split of this Corporation's 995,098,061 currently issued and outstanding common shares, $.0001 par value.

This Amendment to the Articles of Incorporation and the reverse split have been approved by the requisite majority vote of the stockholders of the Corporation.

IN WITNESS WHEREOF, SMART HOLDINGS, INC. Inc., has caused its Chief Executive Officer to execute this Amendment to the Articles of Incorporation on this ____ day of August, 2017.

____
Bruno Horn, Chief Executive Officer